Exhibit 10.2

SEVERANCE AND RELEASE AGREEMENT

     This Severance and Release Agreement (the “Agreement”) by and between MTI Technology Corporation (“MTI” or “the Company”) and William Decker (“Decker”) documents the terms and conditions of Decker’s termination from the Company, and is effective March 31, 2005, (the “Effective Date”).

Recitals

     On or about September 5, 1990, Decker commenced employment with MTI. Decker is currently the Company’s Senior Vice President of Business Development.

     On or about March 23, 2005, MTI and Decker mutually agreed to terminate Decker’s employment effective on March 31, 2005 (the “Employment Termination Date”). MTI does not have a uniform policy or practice of granting particular severance benefits to its employees or executives. However, MTI offered to pay to Decker only those severance benefits described in the paragraphs that follow in exchange for Decker’s release of all claims against the Company and performance of his other obligations hereunder. Decker accepted this offer.

     NOW, THEREFORE, in consideration of the recitals listed above, and the mutual promises contained in this Agreement, Decker and the Company agree, covenant, and represent as follows:

Agreement

     1. The Parties’ Responsibilities

          a. MTI will continue to pay Decker six months equivalent to his annual base salary of $180,400.00 (i.e., $90,200.00) for nine months following the Employment Termination Date (the “Severance Payment Period”). The payment shall be paid bi-weekly in nineteen payments beginning on MTI’s first scheduled payroll date following the Effective Date of this Agreement. All nineteen payments shall be in the gross amount of $4,747.37. In addition, MTI will continue to pay Decker’s car allowance for six months (i.e., $750 monthly) following the Employment Termination Date, to be paid on regularly recurring payroll dates for such six month period. MTI shall withhold from the payments all applicable payroll taxes, including federal and state income taxes, as well as other authorized deductions.

          b. Subject to the approval of MTI’s Board of Directors’ Compensation Committee, MTI agrees that the Options granted to Decker pursuant to the MTI Technology Corporation 1996 and 2001 Stock Incentive Plans, as amended (the “Stock Incentive Plans”), shall continue and remain in full force and effect, will continue to vest during the nine month period following the Employment Termination Date and be exercisable in the same manner as if Decker were to continue his employment with the corporation.

          c. Decker acknowledges that, as of Employment Termination Date, he may be eligible to obtain continuing coverage under MTI’s group medical, vision and dental plans pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations (“COBRA”). MTI agrees that for a six month period beginning the day following the Employment Termination Date, MTI will pay the premium for any COBRA continuation coverage that Decker elects to obtain. In no event shall MTI be liable for, or be required to pay premiums for any COBRA continuation coverage Decker may elect or be eligible to obtain thereafter. MTI further acknowledges and agrees that during the six month period MTI pays Decker’s COBRA premium, MTI will also reimburse Decker for medical, vision and dental expenses incurred by Decker that are not covered by his COBRA continuation coverage but that would be covered under MTI’s existent Executive Medical Plan

          d. Decker and MTI agree, covenant and represent that Decker shall not be eligible for, or entitled to, any benefits of employment other than those specifically identified in this Agreement.

          e. Decker agrees that during the Severance Payment Period he will be available to consult with MTI as needed by MTI and as is consistent with Decker’s need to fulfill his responsibilities to any then current employer. Decker further agrees, covenants and represents that during the Severance Payment Period and thereafter he shall cooperate in good faith with MTI in the defense of any action that has been or will be brought against MTI that arises out of, or relates in any way to his employment with MTI. MTI agrees covenants and represents that it shall indemnify and hold Decker harmless to the extent required by law for all that Decker necessarily expends or loses in direct consequence of the discharge of his duties under this paragraph.

          f. Effective as of Decker’s date of termination, MTI and Decker agree that Decker shall be retained by MTI as a consultant pursuant to the terms and conditions of the Consulting Agreement attached as Exhibit “A” (the “Consulting Agreement”).

     2. Release

          a. In consideration of the promises specified in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Decker, for himself and his heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Decker Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges MTI and its respective subsidiaries, divisions, affiliated corporations, affiliated partnerships, parents, trustees, directors, officers, shareholders, partners, agents, employees, representatives, consultants, attorneys, heirs, assigns, executors and administrators, predecessors and successors, past and present (collectively, the “MTI Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, workers’ compensation claims, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (“Claims”), that Decker or the Decker Affiliates now have, or may ever have, against any of the MTI Releasees that arise out of, or are in any way related to: (i) Decker’s employment by MTI or any of the other MTI Releasees; (ii) the termination of Decker’s employment by MTI or any of the other MTI Releasees; and (iii) any transactions, occurrences, acts or omissions by MTI or any of the other MTI Releasees occurring prior to the Effective Date of this Agreement.

          b. Without limiting the generality of the foregoing, Decker specifically and expressly releases any Claims occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination law, including the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

          c. Decker agrees, covenants, and represents that he has not commenced, and that he shall never commence or pursue, a claim for workers’ compensation benefits of any kind relating to or resulting from his employment with MTI or any of the MTI Releasees. Decker further agrees, covenants, and represents that, in the event that he has filed or does file a claim for workers’ compensation benefits, MTI may, but is not required to, present this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release.

     3. Warranties and Representations

          Decker acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.”

          Decker hereby waives and relinquishes all rights and benefits which he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. Decker represents and warrants that he has the authority to enter into this Agreement and to bind all persons and entities claiming through him.

     4. Confidentiality and Non-Disparagement

          a. Decker agrees, covenants and represents that the facts relating to the existence of this Agreement, the negotiations leading to the execution of this Agreement, and the terms of this Agreement and the amounts of the Severance Payment and the Supplemental Payment shall be held in confidence, and shall not be disclosed, communicated or divulged to any person other than those who must perform tasks to effectuate this Agreement, without first obtaining the MTI’s written consent to each disclosure.

          b. Decker further agrees, covenants and represents that he shall not take any action or make any comments that actually or potentially disparage, disrupt, damage, impair, or otherwise interfere with MTI’s business interests or reputation.

     5. Trade Secrets

          Decker acknowledges that he executed a Proprietary Information Agreement and that he shall continue to be bound by this Proprietary Information Agreement following the termination of his employment with MTI. A copy of the Proprietary Information Agreement is attached to this Agreement as Exhibit “B.”

     6. Non-Admission of Liability

          Decker agrees, covenants and represents that this Agreement shall not be treated as an admission of liability by MTI, at any time, for any purpose, and that this Agreement shall not be admissible in any proceeding between the parties except a proceeding relating to a breach of its provisions after execution, or a proceeding to obtain approval of the Agreement as a compromise and release as provided in Paragraph 2(c) of this Agreement

     7. Arbitration of Disputes

          All disputes between Decker (and his attorneys, successors, and assigns) and MTI (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Decker’s employment with, or the termination of his employment from, MTI (“Arbitrable Claims”) including, without limitation, all disputes relating to the validity, interpretation, or enforcement of this Agreement, shall be resolved exclusively by arbitration in Orange County, California, by the Judicial Arbitration & Mediation Services, Inc. (the “JAMS”). Such arbitration shall be conducted in accordance with the then-existing arbitration rules of JAMS, with the cost of such arbitration to be borne equally by the parties. The parties to this Agreement, and all who claim thereunder, shall be (i) conclusively bound by the arbitrator’s decision or award, which shall not be subject to appeal; and (ii) have the right to have any decision or award rendered in accordance with this provision entered as a judgment in a court in the State of California or any other court having jurisdiction. The arbitrator shall have the authority to award or grant legal, equitable, and declaratory relief. The parties hereby waive any rights they may have to trial by jury. The Federal

Arbitration Act will govern the interpretation and enforcement of this Section pertaining to arbitration, unless it is found inapplicable in which case California law shall control.

     8. Successors and Assigns

          This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Decker and MTI.

     9. Ambiguities

          This Agreement has been reviewed by the parties. The parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

     10. Choice of Law

          This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without regard to California’s conflict of laws rules.

     11. Integration

          This Agreement, Decker’s Option Agreements with the Company, MTI’s Stock Incentive Plans; and the Proprietary Information Agreement attached as Exhibit “A,” constitute a single, integrated written contract expressing the entire agreement of the parties. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof. These agreements may not be orally modified. This Agreement may only be modified in a written instrument signed by all parties.

     12. Severability

          The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the Release provisions of Sections 2 and 3 of this Agreement. If a court of competent jurisdiction finds the release provisions of

Sections 2 or 3 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and the Severance Payment paid pursuant to paragraph 1 shall be returned to MTI within a reasonable period of time. If a court of competent jurisdiction finds any provision other than the release provisions of Sections 2 or 3, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

     13. Execution of Counterparts

          This Agreement may be executed in counterparts, and if so executed and delivered, all of the counterparts together shall constitute one and the same Agreement.

     14. Captions

          The captions and section numbers in this Agreement are inserted for the readers’ convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.

     15. Miscellaneous Provisions

          a. The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that he has executed this Agreement without coercion or duress of any kind; and that he understands any rights that he has or may have and signs this Agreement with full knowledge of any such rights.

          b. The parties acknowledge that no representations, statements or promises made by the other party, or by their respective agents or attorneys, have been relied on in entering into this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which consists of 6 pages, on the dates indicated below.

WILLIAM DECKER		MTI TECHNOLOGY CORPORATION

Signature:	/s/ William Decker	Signature:	/s/ Scott Poteracki

Date:	March 31, 2005	Date:	March 31, 2005

CONSULTING AGREEMENT

THIS AGREEMENT is made between MTI Technology Corporation (“MTI”), a Delaware corporation, at 14661 Franklin Avenue, Tustin, California and William Decker, an independent consultant, (“Consultant”).

WHEREAS, Consultant has general experience in the area of Business Development, and direct experience in the tactical and strategic management of MTI; and

WHEREAS, MTI in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee;

The parties agree to the following terms and conditions:

1.0	SCOPE OF SERVICES

1.1	Consultant will provide consulting services, as directed and requested by MTI in its sole discretion, in the area of general business development.

1.2	The parties acknowledge and agree that MTI has no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. MTI will be entitled only to: (1) direct Consultant with respect to the elements of the services to be performed by Consultant and the results to be derived by MTI, (2) to inform Consultant as to where and when such services will be performed, and (3) to review and assess the performance of the services by Consultant for the limited purposes of assuring that the services have been performed and confirming that results are satisfactory.

2.0	TERM OF AGREEMENT

2.1	This Agreement is effective for nine months beginning on the date of Mr. Decker’s termination.

2.2	The cure period for any failure of MTI to pay fees and charges due will be forty-five (45) days from the date MTI receives notice.

2.3	Upon the termination of this Agreement, Consultant will promptly return to MTI all copies of any MTI data, records, or materials, including all materials incorporating the propriety information of MTI. Consultant will also furnish to MTI all work in progress, including all incomplete work.

2.4	Within fifteen (15) days of termination of this Agreement, Consultant will submit to MTI an itemized invoice for any outstanding expenses under this Agreement. MTI, upon payment of the amounts invoiced, will have no further liability or obligation to Consultant.

3.0	FEES

3.1	MTI agrees to pay consultant $125 per hour per assignment, with the number of billable hours per assignment to be mutually agreed upon by both MTI and consultant, in writing, prior to Consultant providing any service relating the respective assignment.

3.2	MTI retains the unilateral and sole right to determine if any services are to be requested of the Consultant, and Consultant agrees not to undertake any actions or provide any services under this Agreement unless directed to do so by the appropriate representatives of MTI.

4.0	RIGHTS IN DATA

4.1	Any MTI Work Product will be considered a “work for hire” and will remain the exclusive property of MTI.

4.2	“MTI Work Product” means the ideas, processes methods, programming aids, reports, programs, manuals, tapes, software, flowcharts, systems or improvements, enhancements, or modifications, that the Consultant utilizes, produces, develops, prepares, conceives, makes, or suggest in the performance of the services under this Agreement, including all related developments originated or conceived during the term of the Agreement but completed or reduced to practice after termination.

4.3	All right, title, and interest in and to any programs, systems, data, and materials furnished to MTI and/or developed, at private expense, by Consultant outside the scope of this Agreement are and will remain the exclusive property of Consultant. These “Consultant Products,” if any are listed in Exhibit “A.”

5.0	PROPRIETARY INFORMATION

5.1	Consultant acknowledges that in order to perform the services called for in this Agreement, it will be necessary for MTI to disclose to Consultant certain Trade Secrets that have been developed by MTI at great expense and that have required considerable effort of skilled professionals. Consultant further acknowledges that the Deliverables will, of necessity, incorporate such Trade Secrets. Consultants agrees that it will not disclose, transfer, use, copy, or allow access to any Trade Secrets to any employees or to any third parties, unless they have a need to know and are consistent with the requirements of this Agreement and have signed a Confidentiality/Non-Disclosure Agreement shown in Exhibit “B.”

5.2	In no event will Consultant disclose any Trade Secrets to any competitors of MTI.

5.3	The term “Trade Secrets” means any scientific of technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to MTI and not generally known in the industry.

5.4	The obligation contained in this Section will survive the termination of this Agreement and continue for as long as the material remains Trade Secrets.

5.5	The obligations contained in this Section shall not in any way diminish or limit Consultant’s obligations and duties under his Proprietary Agreement with MTI.

6.0	CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS

6.1	Consultant will not disclose the nature of the effort undertaken for MTI or the terms of this Agreement to any other person or entity, except as may be necessary to fulfill Consultant’s obligations.

6.2	Consultant will not at any time use MTI’s name or any MTI trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of MTI.

7.0	WARRANTIES

7.1	Consultant warrants that:

a.	Consultant’s performance of the services and any programs, systems, data, or materials furnished to MTI under this Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-part rights in any patent, trademark, copyright, trade secret; or similar rights.

b.	Any and all rights, title, and ownership interest, including copyright, that Consultant may have in or to a MTI Work Product or any tangible media embodying a MTI Work Product, as described in Section 4.2, are assigned to MTI as part of this Agreement.

8.0	LIMITATION OF LIABILITY

8.1	Except as provided in this Section 8, in no event will either party be liable to the other for any special, incidental, consequential damages, or lost profits of the other party.

9.0	MISCELLANEOUS

9.1	This agreement will be governed by substantive laws of the United States and the State of California.

9.2	The parties are independent contractors to one another. Nothing in this Agreement creates any agency, partnership, or joint venture between the parties. Except as expressly provided in this Agreement, MTI will not be liable for any debts, accounts, obligations, or other liabilities of Consultant, including (without limitation) Consultant’s obligations to withhold income taxes for itself or any of its employees.

9.3	All remedies available to either party for one or more breaches by the other party are cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other will not be deemed a waiver of the breach or a waiver of future breaches, unless the waiver is in writing and signed by the party against whom enforcement is sought.

9.4	All notices will be in writing and will be delivered by hand or by registered or certified mail, postage prepaid, as follows:

If to Consultant:	If to MTI:

William Decker	MTI Technology Corporation
42 Watergate	14661 Franklin Avenue
Barrington, IL 60010	Tustin, CA 92780

9.5	This Agreement constitutes the entire Agreement between the parties relating to Consultant’s providing of services to MTI as an independent contractor. This Agreement may be modified only in writing.

CONSULTANT	MTI TECHNOLOGY CORPORATION

/s/ William Decker	/s/ Huan Huynh

Signature:	Signature:

WILLIAM DECKER	HUAN HUYNH

Name	Name

Consultant	HR Manager

Title	Title

March 31, 2005	March 31, 2005

Date	Date

EXHIBIT “A”

CONSULTANT PRODUCTS

(IF ANY, TO BE LISTED HERE)

Exhibit “B”

CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

In consideration of MTI Technology Corporation, a Delaware corporation (herein “MTI”) granting me to access MTI facilities and information, I agree as follows:

1.	As an employee of Consultant, it is my understanding that, pursuant to a Consulting Agreement between Consultant and MTI Technology Corporation, I will have access and acquire techniques, know-how, or other information of a confidential nature concerning MTI experimental and developmental work, trade secrets, secret procedures, business matters or affairs including, but not limited to, information relating to ideas, discoveries, inventions, disclosures, processes, methods, systems, formulas, patents, patent applications, machines, materials, research plans, and activities, research results, and business marketing information, plans, operations, activities, and results. I WILL NOT DISCLOSE ANY SUCH INFORMATION TO ANY PERSON OR ENTITY OR USE ANY SUCH INFORMATION WITHOUT MTI’S PRIOR WRITTEN CONSENT. Information will, for purposes of this Agreement, be considered to be confidential if not know in the field generally, even though such information has been disclosed to one or more third parties pursuant to join research agreements, consulting agreements, or other agreements entered into by MTI or any of its affiliates. Excluded from the obligations of confidentiality and non-discloser agreed to herein is information (i) that I can establish I knew prior to my acquiring it from MTI; (ii) that I receive from a third party who, when providing it to me, is not under an obligation to MTI to keep the information confidential; or (iii) that enters the public domain through no fault of mine.

2.	If, as a consequence of my access to MTI facilities or information, I conceive of or make, alone or with others, ideas, inventions and improvements thereof of know-how related thereto that relate in any manner to the actual or anticipated business of MTI, I will assign and do hereby assign to MTI my right, title, and interest in each of the ideas, inventions and improvements thereof described in this paragraph. I will, at MTI’s expense, execute, acknowledge, and deliver such documents.

3.	I agree that, upon the earlier of the completion of my work for MTI, as an employee of Consultant or upon the termination of the Consulting Agreement between MTI and Consultant, I will deliver to MTI (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notebooks, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to MTI, its successors or assigns.

4.	I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence the proprietary information acquired by me in confidence or in trust prior to my commencing work for MTI. I have entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5.	This Agreement will be governed by the laws of the State of California.

6.	If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect

7.	This Agreement will be binding upon my heirs, executors, administration and other legal representatives and will be for the benefit of MTI, its successors, and its assigns.

8.	This Agreement will remain in full force and effect so long as any materials referred to in paragraph 1 remain trade secrets of MTI.

9.	This Agreement does not modify or limit my obligation or duties of Consultant under the Propriety Information Agreement signed by consultant.

March 31, 2005	/s/ William Decker

Date	Signature

HUAN HUYNH	WILLIAM DECKER

Witness	Name